Exhibit 23.2

Rex D. Morris
Consultant Reservoir Engineer
600 Leopard, Suite 1310
Corpus Christi, Texas 78401-0439
Office: (361) 698-6079
Fax: (361) 698-6066

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

I hereby consent to the reference to myself as petroleum engineer and to the use and inclusion of my report, delivered to ZaZa Energy, LLC on March 14, 2012 and containing my opinion as to the proved, probable and possible reserves attributable to certain assets owned by ZaZa Energy, LLC as of January 1, 2012 (the “Reserves Report”), in the ZaZa Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the U.S. Securities and Exchange Commission (the “Annual Report”), including the filing of the Reserves Report as an exhibit in the Annual Report.

Your sincerely,

/s/ Rex D. Morris
Rex D. Morris
Consultant Reservoir Engineer

Corpus Christi, Texas March 23, 2012